Form of
PLACEMENT AGENT AGREEMENT

THIS AGREEMENT is made and entered into as of this ___ day of 2010, by and among Investment Managers Series Trust, a Delaware Statutory Trust (the “Client”) on behalf of its series FAMCO MLP & Energy Infrastructure Fund (the “Fund”), Fiduciary Asset Management, LLC, a Missouri limited liability company (the “Adviser”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Placement Agent”).

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Client desires to retain the Placement Agent as placement agent in connection with the offering and sale of the shares (the “Shares”) of the Fund; and

WHEREAS, the Shares have not been registered under the Securities Act of 1933 (as amended, the “Act”) and it is intended that the Shares shall not be required to be registered under the Act by virtue of the exemption afforded by Section 4(2) thereof and Rule 506 under Regulation D thereunder; and

WHEREAS, the Placement Agent is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, this Agreement has been approved by a vote of the Client’s Board of Trustees (the “Board”) and its disinterested Trustees in conformity with Section 15(c) of the 1940 Act;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.           Appointment of Placement Agent.  The Client hereby appoints the Placement Agent as its exclusive agent for the sale and distribution of Shares of the Fund, on the terms and conditions set forth in this Agreement, and the Placement Agent hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

2.           Services and Duties of the Placement Agent.

A.           Placement Agent is hereby authorized, as the Fund’s private placement agent to sell the Shares during the term of this Agreement and subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the laws governing the sale of securities in the various states (the “Blue Sky Laws”).  Notwithstanding anything to the contrary in this Agreement, only officers or employees of the Adviser shall solicit potential investors, distribute marketing materials, subscription and other materials to potential investors, or otherwise service or assist in the offering of the Shares during the term of this Agreement.  The Placement Agent shall use commercially reasonable efforts to identify U.S.-domiciled “Institutional Investors” (as defined in Section 2211(a)(3) of the Rules of the Financial Industry Regulatory Authority (“FINRA”)) and certain qualified investors, who are “U.S. Persons” (as defined in Rule 902(k) under the Act), “accredited investors” (as defined in Rule 501(a) under the Act), and meet other eligibility standards set forth in the current prospectus of the Fund, as amended or supplemented from time to time (such prospectus, the “Prospectus” and such investors meeting all of the foregoing qualifications, “Eligible Investors”).  The provisions of this paragraph do not obligate Placement Agent to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate Placement Agent to sell any particular number of Shares.

B.           The Placement Agent agrees to review all proposed sales material for compliance with applicable laws and regulations, and, if applicable, shall file such sales material with the appropriate regulators.  For most sales material, the Placement Agent agrees to complete its review within three business days after receipt from Client, however, for pieces of greater complexity and length, the Placement Agent may take up to five business days to complete its review.  The Placement Agent agrees to furnish to the Client any comments provided by regulators with respect to such materials.

C.           The Fund agrees to redeem or repurchase Shares tendered by its shareholders in accordance with its Prospectus.  The Fund reserves the right to suspend such repurchase right upon written notice to the Placement Agent.

D.           The Placement Agent may, in its discretion, and shall, at the request of the Client, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Fund.  The form of any sub-placement agent agreement shall be approved by the Client.  The Placement Agent shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) Foreside has received a corresponding payment either from the Adviser, or from the applicable Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such corresponding payment is pursuant to an arrangement approved by the Client’s Board.  The Placement Agent shall include in the forms of agreement with selling broker-dealers a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

E.           The Placement Agent shall devote its best efforts to effect sales of Shares of the Fund but shall not be obligated to sell any certain number of Shares.

F.           The Placement Agent shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Placement Agent, if any.

G.           The Placement Agent may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Placement Agent’s obligations under this Agreement, with the prior written consent of the Client on behalf of the Fund, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Placement Agent of any of its responsibilities hereunder or otherwise diminish the Placement Agent’s obligations to the Client, on behalf of the Fund, to see that those responsibilities are at all times fulfilled in a timely and appropriate manner.

H.           The activities that are conducted by Placement Agent with respect to the Fund shall be undertaken only in accordance with the terms and conditions set forth in the Prospectus and Statement of Additional Information (“SAI”), applicable laws and regulations, and the terms of this Agreement.

I.           The services furnished by the Placement Agent hereunder are not to be deemed exclusive and the Placement Agent shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

J.           The Placement Agent has disclosed in writing to Client a list of jurisdictions in which Placement Agent is registered as of the date of this Agreement.  Notwithstanding anything herein to the contrary, the Placement Agent shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered; provided, however, that the Placement Agent shall notify the Client in advance of terminating and/or not renewing its registration or qualification as a broker or dealer in any such jurisdiction.

3.           Compliance with Applicable Securities Laws

A.           With respect to their respective activities under this Agreement, Placement Agent, the Adviser and the Fund each agree that it will comply with the applicable requirements of (i) the Act (including Regulation D), (ii) the 1940 Act, (iii) the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made and (v) with respect to Placement Agent, with all applicable rules and regulations of FINRA.  In connection with the foregoing, Placement Agent agrees to comply with such procedures as may be necessary in order that no act or omission to act by Placement Agent in connection with the Fund’s offering of Shares shall cause to become unavailable the exemption from registration of the Shares under the Act provided by Section 4(2) thereof and Rule 506 of Regulation D thereunder.

B.           Neither Placement Agent nor its registered representatives will give any information or make any representation other than those contained in (i) the Prospectus or (ii) any sales literature, performance reports, financial statements and other written materials provided by or on behalf of the Fund in connection with the placement of Shares.

C.           Shares in the Fund will be offered on a private placement basis to Eligible Investors only.  Neither the Fund nor any person acting on its behalf, shall offer or sell Shares by any form of general solicitation or general advertising, including, without limitation, the methods described in Rule 502(c) of Regulation D under the Act.

D.           The Fund shall prepare the Prospectus and the application for Shares to be used in connection with all subscriptions (the “Subscription Application”).  During the continuous offering, the Fund or the Adviser will deliver to the Placement Agent, without charge, at its principal place of business, as many copies of the foregoing documents as the Placement Agent may reasonably request.

E.           The Fund or the Adviser shall extend to prospective investors an opportunity, prior to purchase of any Shares, to ask questions and receive answers concerning the Fund and the terms and conditions of the offering, and to obtain such additional information as the prospective investor may consider necessary in making an informed investment decision.

F.           The Placement Agent is responsible for complying with all applicable U.S. federal and state laws, rules and regulations directly applicable to the Placement Agent in offering and selling Shares in any U.S. jurisdiction, including applicable rules of FINRA.

A.           The Fund agrees that no Shares shall be offered in any jurisdiction outside of the United States (a “Foreign Jurisdiction”) unless

(i)           the Fund obtains prior written approval from Placement Agent.

(ii)          the Fund or the Adviser notifies Placement Agent in writing of any contemplated offering in a Foreign Jurisdiction, in each case setting forth the following information:  (A)  name of the Fund; (B) the applicable Foreign Jurisdiction; (C) whether, and, if so, with which regulatory authorities the Fund may need to be registered; (D) to whom Shares in the Fund are proposed to be offered; (E) the location(s) from which the offering activities are proposed to be conducted and the scope of such activities; (F) whether the Fund will be offered or sold to investors or intended investors through agents that are licensed to do the same in the applicable Foreign Jurisdiction; and (G) such other information, including legal analysis, as Placement Agent may reasonably deem relevant.

(iii)         the Fund shall certify to Placement Agent that, based on the activity of registered representatives employed by the Adviser in the applicable foreign jurisdiction, the Fund has taken all necessary action to comply with the laws and regulations of such foreign jurisdiction (“Foreign Laws and Regulations”) to offer and sell its Shares in the applicable foreign jurisdiction including registration of such Shares, if required.  The Fund must also provide Placement Agent with written confirmation from outside counsel stating that, provided that Fund has complied with the applicable Foreign Laws and Regulations, such Foreign Laws and Regulations do not require registration or any other action by Placement Agent with respect to that foreign jurisdiction.

(iv)         the Placement Agent reserves the right to restrict or prohibit any offering in a Foreign Jurisdiction as Placement Agent reasonably deems necessary, in consultation with the Fund, to comply with applicable law.

(v)          the Fund and the Adviser represent that, before undertaking any offering of Shares in a Foreign Jurisdiction, each will adopt and implement policies and procedures to comply with the laws, rules and regulations of that Foreign Jurisdiction governing private offerings of funds such as the Fund.

4.           State Blue Sky Qualification.  The Fund, in consultation with the Adviser, will be responsible for ensuring that any notices or filings that are necessary for the purposes of achieving an exemption from registration of the Shares under the Blue Sky Laws as may be applicable in connection with the transactions contemplated by this Agreement, are made, including the filing of documents with the SEC and relevant states.  The Fund, with the assistance of the Adviser, will furnish any required consent to service of process in connection therewith.

The Adviser shall advise Placement Agent from time to time concerning the states and other jurisdictions in which solicitations of Eligible Investors by or on behalf of the Fund may be made under the applicable Blue Sky Laws.  Upon request by Placement Agent, the Adviser shall provide evidence of qualification of Shares in each applicable state or jurisdiction.  The Adviser shall ensure that any individual who solicits Eligible Investors in the Fund is appropriately licensed or registered in the appropriate jurisdictions before any solicitation is made in such jurisdiction.

5.           Representations, Warranties and Covenants of the Client.

A.           The Client hereby represents and warrants to the Placement Agent, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)
this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
the Fund has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on the Fund and no provision of Client’s Agreement and Declaration of Trust or by-laws, or any contract binding the Fund or affecting their property which would prohibit Client’s execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)	the Prospectus and the Statement of Additional Information (“SAI”) have been prepared in conformity with the requirements of the 1940 Act and the rules and regulations thereunder;

(vi)
the Shares have not been and will not be registered under the Act or the Blue Sky Laws of any state of the United States or any other jurisdiction and the offer and sale of the Shares in the manner contemplated by this Agreement and the Prospectus will be exempt from the registration requirements of the Act pursuant to Section 4(2) thereof and Regulation D thereunder;

(vii)	the Shares will not be offered in jurisdictions outside of the United states, except as permitted under Section 2(f) of this Agreement; and

(viii)
the Prospectus, SAI, and any advertising materials and sales literature that the Client, on behalf of the Fund, prepares for the Fund do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Placement Agent pursuant to this Agreement shall be true and correct.

B.           The Client authorizes the Placement Agent to use the Prospectus, in the form furnished to the Placement Agent from time to time, in connection with the sale of Shares.

C.           The Client agrees to advise the Placement Agent, or cause the Placement Agent to be advised, promptly in writing:

(i)	of any material correspondence or other communication by the SEC or its staff relating to the Fund, including requests by the SEC for amendments to the Prospectus;

(ii)
of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in the Prospectus in order to make the statements therein not misleading;

(iii)	of all actions taken by the SEC with respect to any amendments to the Prospectus which may from time to time be filed with the SEC;

(iv)
in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of the Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(v)
promptly after Client is notified, of the commencement of any litigation or proceedings against the Adviser the Fund, the Client or any of its officers or Trustees in connection with the issue and sale of any of the Shares of the Fund.

D.           The Client, on behalf of the Fund, agrees to make from time to time such amendments to the Prospectus as may be necessary in order that it will  not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

E.           The Client, on behalf of the Fund, shall fully cooperate in the efforts of the Placement Agent to sell and arrange for the sale of Shares.  In addition, the Client shall provide to the Placement Agent from time to time copies of all information, financial statements, and other papers concerning the Fund that the Placement Agent may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus, SAI and annual and interim reports to shareholders of the Fund as the Placement Agent may request.  The Client, on behalf of the Fund, and the Adviser each represents that it will not use or authorize the use of any advertising or sales material with respect to the Fund unless and until such materials have been approved and authorized for use by the Placement Agent.

F.           The Client shall provide, and agrees to take reasonable measures to cause each other agent or service provider to the Client, including the Client’s transfer agent and the Adviser, to provide, to Placement Agent in a timely and accurate manner all such information (and in such reasonable medium) concerning the Fund and not otherwise covered under Section 5(E) that the Placement Agent may reasonably request and that the Placement Agent deems necessary to perform its duties under this Agreement.

G.           The Client, on behalf of the Fund, shall not file any amendment to the Prospectus that amends any provision therein which pertains to the Placement Agent or the distribution of the Shares without giving Placement Agent reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

H.           The Client, on behalf of the Fund, has adopted policies and procedures pursuant to Regulation S-P adopted by the Securities and Exchange Commission, 17 C.F.R. § 248.1 et seq., as amended from time to time (“Regulation S-P”).  In this regard, the Client shall have in place and maintain written policies and procedures that address administrative, technical, and physical safeguards for the protection of customer records and information, and such policies and procedures will apply to information in the Client’s possession concerning the Fund’s shareholders.

6.           Representations, Warranties and Covenants of the Adviser.

A.           The Adviser hereby represents and warrants to the Placement Agent that:

(i)           it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization;

(ii)          it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)         this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Adviser, enforceable against Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(iv)         it is registered under the Investment Advisers Act of 1940 with the SEC as an as investment adviser, it will abide by the rules and regulations of the SEC, and it will notify the Fund and Placement Agent if its registration with the SEC is terminated or suspended.

7.           Representations, Warranties and Covenants of the Placement Agent.

A.           The Placement Agent hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)
this Agreement has been duly authorized, executed and delivered by the Placement Agent and, when executed and delivered, will constitute a valid and legally binding obligation of the Placement Agent, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

B.           In connection with all matters relating to this Agreement, the Placement Agent will comply with the applicable requirements of the Act, 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

8.           Compensation.  As compensation for the services performed and the expenses assumed by Placement Agent under this Agreement, Adviser shall pay to Placement Agent the fees and expenses set forth in Exhibit A hereto (as amended from time to time).

9.           Indemnification.

A.           Solely out of the assets of the Fund, the Client shall indemnify, defend and hold the Placement Agent, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or during the term of this Agreement controlled the Placement Agent within the meaning of Section 15 of the Act (collectively, the “Placement Agent Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Placement Agent Indemnitee may incur under the Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Placement Agent serving as Placement Agent of the Fund pursuant to this Agreement; (ii) the Client’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Fund’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Fund’s Prospectus, shareholder reports, sales literature and advertising materials (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the Act, or any other statute or the common law, any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Fund are sold, provided, however, that the Client’s obligation to indemnify any of the Placement Agent Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Placement Agent and furnished to the Client or its counsel by the Placement Agent in writing.  In no event shall anything contained herein, including clause (i) of this Section 9(A), be so construed as to protect the Placement Agent against any liability to the Client, the Fund or the Fund’s shareholders to which the Placement Agent would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its material breach of this Agreement.

The Client’s agreement to indemnify the Placement Agent Indemnitees is expressly conditioned upon the Client being notified of the applicable action or claim of loss brought against any Placement Agent Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Placement Agent Indemnitee, unless the failure to give notice does not prejudice the Client.  Such notification shall be given by letter addressed to the Client’s President, but the failure so to notify the Client of any such action shall not relieve the Client from any liability which the Client may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Client’s indemnity agreement contained in this Section 9(A).

B.           The Client shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Client elects to assume the defense, such defense shall be conducted by counsel chosen by the Client and approved by the Placement Agent, which approval shall not be unreasonably withheld.  In the event the Client elects to assume the defense of any such suit and retain such counsel, the Placement Agent Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Client does not elect to assume the defense of any such suit, or in case the Placement Agent does not, in the exercise of reasonable judgment, approve of counsel chosen by the Client or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Client and the Placement Agent Indemnitee(s), the Client will reimburse the Placement Agent Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Placement Agent and them.  The Client’s indemnification agreement contained in Sections 9(A) and 9(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agent Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the Placement Agent’s benefit and to the benefit of each Placement Agent Indemnitee.

C.           The Adviser shall indemnify, defend and hold the Placement Agent Indemnitees free and harmless from and against any and all Losses that any Placement Agent Indemnitee may incur arising out of or relating to (i) the Placement Agent serving as Placement Agent pursuant to this Agreement; or (ii) the Adviser’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement, except to the extent that Losses result from the Placement Agent’s bad faith, willful misfeasance, or gross negligence or its reckless disregard of its express obligations and duties hereunder.

D.           The Placement Agent shall indemnify, defend and hold the Client, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or during the term of this Agreement controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of relating to (i) the Placement Agent’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Placement Agent’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Prospectus or sales literature and advertising materials include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client by the Placement Agent in writing.  In no event shall anything contained herein be so construed as to protect the Client against any liability to the Placement Agent to which the Client would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its material breach of this Agreement.

The Placement Agent’s agreement to indemnify the Client Indemnitees is expressly conditioned upon the Placement Agent’s being notified of any action or claim of loss brought against a Client Indemnitee, such notification to be given by letter addressed to the Placement Agent’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Client Indemnitee, unless the failure to give notice does not prejudice the Placement Agent.  The failure so to notify the Placement Agent of any such action shall not relieve the Placement Agent from any liability which the Placement Agent may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Placement Agent’s indemnity agreement contained in this Section 9(D).

E.           The Placement Agent shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Placement Agent elects to assume the defense, such defense shall be conducted by counsel chosen by the Placement Agent and approved by the Client Indemnitee, which approval shall not be unreasonably withheld.  In the event the Placement Agent elects to assume the defense of any such suit and retain such counsel, the Client Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Placement Agent does not elect to assume the defense of any such suit, or in case the Client does not, in the exercise of reasonable judgment, approve of counsel chosen by the Placement Agent or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Placement Agent and the Client Indemnitee(s), the Placement Agent will reimburse the Client Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Client and them.  The Placement Agent’s indemnification agreement contained in Sections 9(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Client Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This Agreement of indemnity will inure exclusively to the Client’s benefit and to the benefit of each Client Indemnitee.

10.         Limitations on Damages.  No Party shall be liable for any consequential, special or indirect losses or damages suffered by another Party, whether or not the likelihood of such losses or damages was known by the Party.

11.         Force Majeure.  No Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities, and no other Party shall have no right to terminate this Agreement in such circumstances.

12.         Duration and Termination.

A.          This Agreement shall become effective as of the date hereof.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to the Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the vote of a majority of the members of the Client’s Board who are not interested persons, as that term is defined in the 1940 Act, of the Client or the Placement Agent, and (ii) either the vote of a majority of the Board or the vote of a majority of the outstanding voting securities of the Fund, in accordance with Section 15 of the 1940 Act.

B.           This Agreement may be terminated without penalty upon no less than sixty (60) days’ written notice (i) by either the Client by the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund, or (ii) by the Placement Agent.

C.           This Agreement will automatically terminate in the event of its assignment.

13.         Anti-Money Laundering Compliance.

A.           Each of the Placement Agent and the Client (on behalf of the Fund) acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.  The Adviser also represents and warrants that it has adopted and will maintain policies and procedures that are reasonably designed to ensure that the Fund will comply with the AML Acts.

B.           The Placement Agent shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Placement Agent with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Fund.

C.           Each of the Placement Agent, the Adviser, and the Client (on behalf of the Fund) agrees that it will take such further steps, and cooperate with the other Parties as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Placement Agent undertakes that it will grant to the Adviser and the Client, the Client’s anti-money laundering compliance officer, the Adviser’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Placement Agent’s AML Operations, and related books and records to the extent they pertain to the Placement Agent’s services hereunder.  It is expressly understood and agreed that the Client, the Client’s compliance officer, the Adviser, and the Adviser’s anti-money laundering compliance officer shall have no access to any of Placement Agent’s AML Operations, books or records pertaining to other clients or services of Placement Agent.

14.         Privacy.  In accordance with Regulation S-P, the Placement Agent will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or the Fund regarding any Fund shareholder; provided, however, that the Placement Agent may disclose such information to any Party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Placement Agent.  The Placement Agent shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund.

The Client represents to the Placement Agent that it has adopted a statement of its privacy policies and practices as required by Regulation S-P, which statement shall be set forth in the Fund’s Prospectus.  The Placement Agent agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

15.         Confidentiality.  During the term of this Agreement, the Parties may have access to confidential information relating to such matters as another Party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Placement Agent, the Client (whether on behalf of the Fund or otherwise) or the Adviser which is of value to such Party and the disclosure of which could result in a competitive or other disadvantage to such Party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the disclosing Party; (ii) information that is disclosed to the receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving Party; or (iv) information that is independently developed by the receiving Party or its employees or affiliates without reference to the disclosing Party’s information.

Each Party will protect each other Party’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use any other Party’s Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a Party may disclose another Party’s Confidential Information if (i) required by law, regulation or legal process or if requested by any court, law enforcement agency, or regulatory authority with jurisdiction over such Party; or (ii) requested to or permitted by the other Party; provided that in the event of clause (i), the disclosing  Party shall give the other Party prior written notice of such disclosure to the extent reasonably practicable and permitted by law.

16.         Notices.  Any notice required or permitted to be given by any Party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to each other Party’s address as set forth below:

Notices to the Placement Agent shall be sent to:

Foreside Fund Services, LLC
Attn: Legal/Compliance
Three Canal Plaza
Suite 100

Portland, ME 04101
Phone: 207-553-7110
Fax: 207-553-7151

Notices to the Client shall be sent to:

Investment Managers Series Trust
803 West Michigan Street
Milwaukee, WI 53233
Attention: President
Phone:
Fax:

Notices to the Adviser shall be sent to:

Fiduciary Asset Management, LLC
[ADDRESS]
Phone:
Fax:

17.         Modifications.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Placement Agent, the Adviser, and the Client.  If required under the 1940 Act, any such amendment must be approved by the Client’s Board, including a majority of the Client’s Board who are not interested persons, as such term is defined in the 1940 Act, of any Party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

18.         Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

19.         Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

20.         Survival.  The provisions of Sections 9, 10, 14, 15 and 20 of this Agreement shall survive any termination of this Agreement.

21.         Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

22.         Counterparts.  This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

Placement Agent:
FORESIDE FUND SERVICES, LLC

By:
Mark S. Redman, President

Client:
INVESTMENT MANAGERS SERIES TRUST, on behalf of the FAMCO MLP & Energy Infrastructure Fund

By:

Adviser:
FIDUCIARY ASSET MANAGEMENT, LLC

By:

EXHIBIT A

Exhibit A

Compensation

DISTRIBUTION SERVICES FEES

One-Time Fees	One-Time
Setup fee, to be invoiced within 15 days of execution of this Agreement	$5,000
Recurring Fees	Annual
Asset-based fee	1.00 basis point on total average net assets in the Fund, calculated and billed monthly, subject to a minimum fee of $1,250 per month

OUT-OF-POCKET EXPENSES

Reasonable out-of-pocket expenses incurred by the Placement Agent in connection with activities primarily intended to result in the sale of Shares, including, without limitation: typesetting, printing and distribution of Prospectuses and shareholder reports; production, printing, distribution and placement of advertising and sales literature and materials; engagement of designers, free-lance writers and public relations firms; long-distance telephone charges; postage; overnight delivery charges; record retention; travel, lodging and meals.

12b-1 PAYMENTS:

Attached to this Exhibit B are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Fund and in effect (collectively, the “Distribution Plan”). If the Fund have a Board approved Distribution Plan that authorizes them to compensate and reimburse the Placement Agent for distribution services, then the Fund shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Distribution Plan.

INVESTMENT ADVISER PAYMENTS

The Adviser shall compensate and reimburse the Placement Agent for its provision to the Fund of any services for which the Fund is not authorized to compensate and reimburse the Placement Agent.

Notes:

➢	Fees will be calculated and payable monthly.
➢	All fees are subject to a CPI increase based on each contract anniversary.